EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of The Sands Regent on Form S-3 of our report dated August 22, 2003, appearing in Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K of The Sands Regent for the year ended June 30, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Las Vegas, Nevada

April 14, 2004